EXHIBIT 10.2

SEPARATION AGREEMENT AND WAIVER AND RELEASE OF CLAIMS

This Separation Agreement and Waiver and Release of Claims (this "Agreement") is made and entered into as of the date indicated herein below by and between SOLUTIA INC., a Delaware corporation (the "Company") and James R. Voss (the "Executive").

For the purposes of this Agreement, the Company includes any corporations related to or affiliated with Solutia Inc., whether as a parent, subsidiary or an affiliate, and also includes the officers, directors, stockholders, employees, agents, attorneys and contractors of any one or more of the aforementioned entities.

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Company most recently as its Executive Vice President and Chief Operating Officer; and

WHEREAS, the Company and Executive have agreed that Executive shall terminate his employment and that such termination shall be deemed to be other than “for Cause” as that term is defined in his Amended and Restated Employment Agreement dated November 1, 2008 (“Employment Agreement”); and

WHEREAS, Executive has been offered and has elected to accept the terms of this Agreement offered by the Company; and

WHEREAS, Executive and the Company desire to settle fully and finally all matters between them, including, but not limited to, any and all disputes which may have arisen out of Executive’s employment with the Company, or his separation therefrom;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.           Termination of Employment.

Effective August 5, 2011, Executive’s employment with the Company will terminate and Executive shall resign from his position as Executive Vice President and Chief Operating Officer and also resign as an officer or director of any and all subsidiaries and affiliates of the Company effective as of August 5, 2011. (August 5, 2011 shall hereinafter be referred to as the “Date of Separation”).

2.           Effectiveness of Agreement.

This Agreement shall not be effective until the seven day revocation period, provided by Section 9, shall have expired without the Agreement having been revoked (“Effective Date”).

3.           Severance and Benefit Payments to Executive.

Within ten (10) days of the Effective Date of this Agreement (or such other date as provided herein), the Company agrees to provide the following payments and benefits in exchange for the Executive’s promises, agreements and obligations set forth herein.

           (a)           Accrued Obligations.   Pursuant to Section 4(a)(i)(A) of Executive’s Employment Agreement, the Company agrees to pay Executive’s base salary through the Date of Separation as well as any earned, but unused vacation pay.  The amount of Executive’s earned, but unused vacation is $38,603.00, less all applicable taxes, withholdings and deductions.

(b)           Pro-rata Bonus.  The Company agrees to pay Executive a payment in the total amount of $481,562.00, less all applicable taxes, withholdings and deductions. Such amount is equal to the amount described in Section 4(a)(i)(B) Executive's Employment Agreement.

(c)           Severance Payment.  The Company agrees to pay Executive a payment in the total amount of $2,735,200.00, less all applicable taxes, withholdings and deductions. Such amount is equal to the amount described in Section 4(a)(i)(C) of Executive's Employment Agreement.  Such payment shall be made in two installments.  The first installment shall be in the amount of $16,500.00 and shall be payable within ten (10) days of the Effective Date of this Agreement.  The second installment shall, pursuant to Section 8(g) of Executive's Employment Agreement, be for the remainder of such amount ($2,718,700.00), plus interest at the applicable Federal Rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended ($8,707.00), and shall be payable on the date six (6) months following the Date of Separation  (February 5, 2012) (or, if earlier, the date of the Executive's death).

(d)           Restricted Stock, Performance Shares and Stock Options.  The Company agrees that any outstanding restricted stock, performance shares and stock option awards currently held by Executive, granted pursuant to the July 23, 2009 - Restricted Stock Award Agreement, the April 21, 2010 - Restricted Stock Award Agreement, the April 21, 2010 – Performance Stock Award Agreement, the April 21, 2010 – Non-Qualified Stock Option Agreement, the February 23, 2011 – Restricted Stock Award Agreement, the February 23, 2011 – Performance Stock Award Agreement, and the February 23, 2011 – Non-Qualified Stock Option Agreement (collectively the “Equity Agreements”), shall be governed by the terms and conditions of the Equity Agreements as well as the Solutia Inc. 2007 Management Long-Term Incentive Plan as Amended and Restated.  The above notwithstanding, with respect to Executive’s Stock Options, Executive shall have 180 days from his Date of Separation to exercise such Stock Options.

(e)           Long Term Disability Insurance.  The Company agrees to pay for a period of one year from the Date of Separation, the premium associated with the Executive’s Long Term Disability insurance plan. Effective August 6, 2012, Executive will be responsible for paying such premium if he so chooses.

(f)           Outplacement Services.  Upon the request of the Executive, the Company agrees to pay for outplacement services, commensurate with the level customarily provided to an Executive Vice President and Chief Operating Officer, for a period not to exceed twelve months.

The Executive may elect the outplacement agency.   The aggregate cost of such outplacement services shall not exceed $40,000.

4.           Release of Claims and Agreement Not to File Suit.

(a)           Executive, on behalf of himself, his agents, heirs, successors, assigns, executors and administrators, in consideration for the payments and other consideration provided for under this Agreement, hereby forever releases and discharges the Company and its successors, their affiliated entities, and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Agreement, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, intentional infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation alleged violations of Title VII of the Civil Rights Act of 1964, as amended, prohibiting discrimination based on race, color, religion, sex or national origin; federal and state whistleblower or public policy wrongful discharge claims (such as claims pursuant to Sarbanes-Oxley); the Family and Medical Leave Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; other federal, state and local laws, ordinances and regulations; and any unemployment or workers' compensation law, excepting only those obligations of the Company expressly recited in this Agreement and any claims to benefits under the Company's employee benefit plans as defined exclusively in written plan documents; (ii) any and all liability that was or may have been alleged against or imputed to the Company by the Executive or by anyone acting on his behalf; (iii) all claims for wages, monetary or equitable relief, employment or reemployment with the Company in any position, and any punitive, compensatory or liquidated damages; and (iv) all rights to and claims for attorneys' fees and costs except as otherwise provided for in this Agreement.

(b)           The Executive shall not file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of this Agreement.  In the event there is presently pending any action, suit, claim, charge or proceeding within the scope of this Agreement, or if such a proceeding is commenced in the future, the Executive shall promptly withdraw it, with prejudice, to the extent he has the power to do so.    The Executive represents and warrants that he has not assigned any claim released herein, or authorized any other person to assert any claim on his behalf.

(c)           In the event any action, suit, claim, charge or proceeding within the scope of this Agreement is brought by any government agency, putative class representative or other third party to vindicate any alleged rights of the Executive, (i) the Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys' fees, if any, required to be paid to the Executive by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by the Executive within ten (10) days of his receipt thereof.

(d)           In the event of a breach of this Agreement by the Executive, the Company's obligations pursuant to this Agreement shall cease as of the date of such breach.  Furthermore, the Executive understands that his breach of the provisions of this Agreement will cause monetary damages to the Company.  Thus, should the Executive breach the provisions of this Agreement, he shall be required to pay the Company, as liquidated damages, the amount of the consideration paid by the Company to the Executive pursuant to this Agreement plus all costs and expenses, including all attorneys' fees and expenses, that the Company incurs in enforcing this Agreement.  The Executive agrees that the foregoing amount of liquidated damages is reasonable and necessary, and does not constitute a penalty.

5.           Confidential Information.

(a)           Confidential Information.  As used herein, "Confidential Information" means all technical and business information of the Company and its affiliated companies, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by the Executive (alone or with others) or to which the Executive has had access during the Executive's employment.  "Confidential Information" shall also include confidential evaluations of, and the confidential use or non-use by the Company or any affiliated company of, technical or business information in the public domain.

The Executive shall use the Executive's best efforts and diligence both during and after employment by the Company to protect the confidential, trade secret and/or proprietary character of all Confidential Information.  The Executive shall not, directly or indirectly, use (for the Executive or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information.

The Executive shall deliver promptly to the Company on the Date of Separation of Executive's employment, or at any other time at the Company's request, without retaining any copies, all documents and other material in the Executive's possession relating, directly or indirectly, to any Confidential Information.

Each of the Executive's obligations in this Section shall also apply to the confidential, trade secret and proprietary information learned or acquired by the Executive during the Executive's employment from others with whom the Company or any affiliated company has a business relationship.

           (b)           Competitive Activity; Nonsolicitation.  Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during the twelve (12) months following the Date of Separation of his employment with the Company engage in or contribute his knowledge to any work or activity that involves a product, process, apparatus, service or development which is then competitive with or similar to a product, process, apparatus, service or development on which he worked or with respect to which he had access to Confidential Information while employed by the Company or an affiliate at any time during his employment with the Company ("Competitive Work").  However, the Executive may be permitted to engage in such proposed work or activity, and the Company shall furnish Executive with a written consent to that effect signed by an officer of the Company, if the Executive shall have furnished to the Company clear and convincing written evidence, including assurances from the Executive and his new employer, that the fulfillment of his duties in such proposed work or activity would not likely cause him to disclose, base judgment upon, or use any Confidential Information.  In addition, for a period of twelve (12) months after his Date of Separation, Executive shall not, directly or indirectly, (i) induce or attempt to induce a salaried employee of the Company or any of its affiliates to accept employment or affiliation involving Competitive Work with another firm or corporation of which the Executive is an employee, owner, partner or consultant, or (ii) induce or attempt to induce any customer, supplier, licensee or other person having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between the Company and any such customer, supplier, licensee or other person having a business relationship with the Company.

(c)           Injunctive Relief.  Executive agrees that the restrictions imposed upon him by this Section 5 are fair and reasonable considering the nature of the Company's business and are reasonably required for the protection of the Company.  Executive also acknowledges that a breach of any of the provisions of this Section 5 may result in continuing and irreparable damages to the Company for which there may be no adequate remedy at law, and that the Company, in addition to all other relief available to it, shall be entitled to the issuance of a temporary restraining order, preliminary injunction and permanent injunction restraining the Executive from committing or continuing to commit any breach of the provisions of this Section 5.

(d)           Blue Pencil.  If, at any time, the provisions of this Section 5 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive and the Company agree that this Agreement as amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

6.           No Admission of Wrongdoing.

 The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

7.           Non-disparagement.

Executive agrees not to make negative or disparaging remarks, either verbally or in writing, concerning the Company, or any of its current or former officers, shareholders, directors or employees, whether true or false.  Executive further agrees that he will not make or solicit any comments, statements or the like to the media, or any customer, employee, supplier or vendor of the Company that may be considered to be negative, derogatory or otherwise detrimental to the good name or business reputation of the Company, whether true or false.  Nothing in this Section 7 shall be construed in any way as limiting or otherwise influencing Executive if called upon to testify in any legal proceeding or hearing or if contacted or solicited by the Board of Directors of the Company or the Chief Executive Officer of the Company to answer any questions that they may have of Executive or to discourage Executive in any way from providing testimony that is honest and truthful.

8.           Cooperation with Litigation.

Executive agrees to make himself available upon notice from the Company or its attorneys, to be deposed, to testify at a hearing or trial, to assist in any current litigation or potential litigation, or to comply with any other reasonable request by the Company in conjunction with any lawsuit, potential lawsuit, or claim that involves issues relating to Executive’s job responsibilities or to decisions made during his employment with the Company.  Additionally, should Executive receive any contact to be interviewed, subpoena or notice of deposition to testify to any investigation or action, he will notify the Company’s General Counsel within three (3) days of contact for interview, subpoena or deposition, or as soon as reasonably practicable.  Should the Company file a motion to quash, a protective order or any other similar filing with the court, Executive agrees to refrain from being interviewed, testifying at trial or by deposition until the court has ruled on such motion.  The Executive shall not be entitled to any additional consideration for his services provided pursuant to this Section 8, provided, however, that the Company agrees to reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive as a result of such assistance, including the cost of travel or lost compensation. Nothing in this Section 8 shall be construed in any way as limiting or otherwise influencing Executive’s testimony in any such proceeding or to discourage Executive in any way from providing testimony that is honest and truthful.

9.           Voluntary Execution of Agreement.

BY HIS SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

(A)           I HAVE RECEIVED A COPY OF THIS AGREEMENT AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(B)           IF I SIGN THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, I KNOWINGLY AND VOLUNTARILY WAIVE AND GIVE UP THIS RIGHT OF REVIEW;

(C)           I HAVE THE RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS AFTER I SIGN IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE CHIEF EXECUTIVE OFFICER OF THE COMPANY OR GENERAL COUNSEL, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH I SIGNED THIS AGREEMENT;

(D)           THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE AGREEMENT HAVING BEEN REVOKED;

(E)           THIS AGREEMENT WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN (C).  I AGREE NOT TO CHALLENGE ITS ENFORCEABILITY;

(F)           I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY, HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT;

(G)           NO PROMISE OR INDUCEMENT FOR THIS AGREEMENT HAS BEEN MADE EXCEPT AS SET FORTH IN THIS AGREEMENT;

(H)           I AM LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT AND ACCEPT FULL RESPONSIBILITY FOR IT; AND

(I)           I HAVE CAREFULLY READ THIS AGREEMENT INCLUDING THE RELEASE SET FORTH IN SECTION 4, ACKNOWLEDGE THAT I HAVE NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE WRITTEN MATERIALS PRESENTED TO ME WITH THIS AGREEMENT, AND WARRANT AND REPRESENT THAT I AM SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

10.           Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be in writing, shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received.  Any such notice, request, demand or communication shall be addressed:  (a) if to the Company, to the Chief Executive Officer of the Company; (b) if to the Executive, to his last known home address on file with the Company; or (c) to such other address as the parties shall have furnished to one another in writing.

11.           409A Compliance.  It is the intent of the parties that this Agreement shall be interpreted and administered in a manner so that any amount payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  Neither the Company nor its directors, officers, executives, or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, to the extent the Executive is a “specified employee” within the meaning of Section 409A of the Code, then all payments under this Agreement that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code may not be made before the date which is six (6) months after the Date of Separation (or, if earlier, the date of the Executive's death).

12.           Termination and Amendments; Miscellaneous.

(a)           This Agreement may only be terminated, or the provisions of this Agreement amended or waived, prior to the expiration of the Company's and the Executive's obligations under this Agreement, by a writing signed by the Company and the Executive.

(b)           The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c)           The failure to insist upon strict compliance with any provision hereof, or the failure to assert any right hereunder, shall not be deemed to be a waiver of such provision or right or of any other provision or right under this Agreement.  In the event that any term, provision or release of claims or rights contained in this Agreement is found or determined to be illegal or otherwise invalid and unenforceable, whether in whole or in part, such invalidity shall not affect the enforceability of the remaining terms, provisions and releases of claims or rights.

(d)           Nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company or its affiliates after the Date of Separation.

(e)           This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

(f)           Any reference within this Agreement to an action, judgment, conclusion, or determination by the Company shall mean an action, judgment, conclusion, or determination of the Board of Directors of the Company or its authorized representative(s).

(g)            The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(h)           This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Missouri.  If either Executive or the Company pursues either legal or equitable relief to settle a dispute between them arising under or relating to this Agreement, the party shall bring such an action only in the Circuit Court of St. Louis County, Missouri.

(i)           This Agreement may be executed in two or more counterparts, all of which shall have the same force and effect as if all parties thereto had executed a single copy.

(j)           If the Company pursues either legal or equitable relief, or both to settle a dispute between them arising under or relating to this Agreement, in the event it shall prevail it will be entitled to recover reasonable attorneys fees and costs incurred in bringing or defending such an action.

(k)           Executive agrees to immediately return all property belonging to the Company, including, but not limited to, keys, security cards, credit cards, parking card, company manuals, policy books or memoranda, wireless card and the like.  The Company agrees that Executive may keep his cellular phone and number, ipad and computer.

IN WITNESS WHEREOF, the Company and the Executive have acknowledged and executed this Agreement.

Executive Signature

I HAVE READ THIS SEPARATION AGREEMENT AND WAIVER AND RELEASE OF CLAIMS AND, UNDERSTANDING ALL OF ITS TERMS, HAVE SIGNED IT OF MY OWN FREE WILL.

Date: August 10, 2011	/s/James R. Voss
James R. Voss

Solutia Inc. Authorized Signature

Date: August 10, 2011	/s/Paul J. Berra III
Paul J. Berra III
Senior Vice President - Legal and Government Affairs and General Counsel